Exhibit 99.20

Traffic Surges Past 1,000,000 Visits and More Than 500,000 Unique Visitors During the Month of June on WWW.PAZOO.COM

CEDAR KNOLLS, NJ -- (Marketwired) -- 07/02/13 -- Pazoo, Inc. (OTCQB: PZOO) (German WKN#: A1J3DK) is pleased to report that total visits during June, 2013 has exceeded 1,000,000 compared to 404,248 for the month of May. Additionally, the number of unique visitors surged past 500,000 for the month.

A few weeks ago Pazoo began implementation of state of the art technology that enabled www.pazoo.com to generate approximately a 20% gross profit over the marketing costs associated with bringing visitors to the website. However, this technology has only been partially implemented. Over the next week to 10 days this technology is expected to be fully implemented, at which time Pazoo expects to double gross profit margins if not even higher.

Traffic to the website continues to show additional increases almost every day leading to expectations of having an additional 500,000 visits this month, potentially bringing total traffic to 1,500,000 in July.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website. www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM

Source: Pazoo, Inc.

Released July 2, 2013